Exhibit 99.1

Tesla Motors Reports Fourth Quarter and Full Year 2010 Results

Strong Sequential Revenue Growth

Gross Margin Improves

Model S Alpha Drives on Schedule; Program on Track for mid-2012 Deliveries

PALO ALTO, Calif., February 15, 2011 – Tesla Motors, Inc. (Nasdaq: TSLA) today announced its preliminary unaudited financial results for the quarter and year ended December 31, 2010. Revenues for the fourth quarter of 2010 were $36.3 million, a 16% increase from the $31.2 million reported in the prior quarter. Gross margin improved to 31%, up from 30% for the prior quarter. On a full year basis, 2010 revenues were $116.7 million as compared with revenues of $111.9 million reported in the prior year. Gross margin improved to 26% for the full year 2010, up from 9% for 2009.

“We are very pleased to report continued revenue growth, improving margins and a steady progression in our Roadster and powertrain activities,” said Elon Musk, CEO of Tesla Motors. “Our powertrain team delivered solid results, with an increase in orders and record deliveries of battery packs and chargers for the Daimler Smart fortwo electric drive, the completion of our development program for the Daimler A-Class, and the commencement of the phase 1 development program for the Toyota RAV4 EV.”

“The highlight of the quarter was our on-time completion of the first drivable Model S alpha,” continued Musk. “The quality and level of refinement of the alpha demonstrates the superb job of our design, vehicle engineering and powertrain teams. They have embraced the opportunity to build an EV from the ground up and have produced a vehicle which shows great potential to deliver superior aerodynamics, stability and handling, crash safety, performance and range. We believe the Model S is well on its way toward becoming the vehicle of choice for 2012.”

Tesla Motors reaffirmed that it remains on schedule for first customer deliveries of the Model S in mid-2012. A fleet of Model S alphas are being built for cold weather brakes testing, ride and handling, safety validation, electrical integration, and noise, vibration and harshness evaluation. At Tesla’s Fremont facility, The Tesla Factory, detailed readiness plans are being executed at each of the stamping, plastics, paint and final assembly shops. Installation of the manufacturing equipment continues on schedule, including significant progress with the installation of the hydraulic press line.

Net loss for the quarter was $51.4 million as compared to $34.9 million in the prior quarter. On a non-GAAP basis, net loss for the quarter was $44.1 million as compared to a non-GAAP net loss of $34.2 million in the prior quarter, as improved gross margin was offset by increased spending on research and development and continued expansion in our sales and marketing activities. Non-GAAP net loss excludes charges related to stock-based compensation and the change in fair value related to our outstanding warrants. A reconciliation of GAAP results to non-GAAP results is included below. Net loss for the year was $154.3 million as compared to $55.7 million in 2009.

Business Highlights

•

The first Model S alpha prototype was completed on schedule. Tesla showcased its advanced vehicle engineering capabilities by showing a unique expanded view of the Model S “body-in-white” at the North American International Auto Show in Detroit in January.

•

Tesla purchased over $17 million of manufacturing equipment and spare parts from NUMMI and Toyota, all of which was acquired at significant discounts compared to new equipment. The equipment will be used in the Tesla Factory in Fremont, the purchase of which closed in October. The facility will become the future home of Model S production, the derivatives on the Model S platform including the company’s planned Model X crossover vehicle, and Tesla’s planned next generation of high volume, mass-market electric vehicles.

•

Daimler increased its orders for the battery pack and charger for the Smart fortwo electric drive from 1,500 sets to 1,800 sets. For the third quarter in a row, Tesla delivered a record number of battery packs and chargers for the Smart fortwo electric drive program. Having completed the development of the battery and charger for the Daimler A-class electric vehicle, Tesla is currently delivering production components.

•

Toyota and Tesla agreed on the final specifications for the powertrain system to be installed in the Toyota RAV4 EV, which is expected to generate up to $69 million in development services revenue over the next four to five quarters to Tesla, if all milestones are met and prototype powertrain components are delivered. The powertrain system includes a battery, power electronics components, motor, gearbox and associated proprietary software.

•	Tesla delivered its 1,500th Roadster during the quarter. In addition, Tesla has received over 3,700 Model S reservations to date.

•	Since the beginning of the fourth quarter, Tesla opened new stores in Tokyo, Milan, and Washington, D.C.

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Tesla launched a closed-loop recycling program with Umicore in Europe to complement its recycling program in the United States. The programs are designed to substantially reduce the carbon footprint of cell manufacturing and result in no recycling costs to Roadster customers.

•

Tesla enthusiasts continue to explore the range capabilities of the Tesla Roadster. British EV advocate David Peilow drove nearly 500 miles in one day to travel from London to Edinburgh. Hansjörg von Gemmingen, a Tesla owner in Germany, logged 40,000 miles in his Tesla Roadster in one year. Team VIN1000, a group of Tesla enthusiasts from Texas, reportedly drove a Tesla Roadster a record 347.2 miles on a single charge. Tesla owners have now driven their Roadsters over 9 million miles in aggregate.

•

Panasonic completed the purchase of 1,418,573 shares of common stock for $30 million. Tesla and Panasonic are continuing their development of next generation battery cells designed specifically for electric vehicles.

Tesla will provide a live webcast of its fourth quarter 2010 financial results conference call beginning at 2:00 p.m. PST on February 15, 2011 at ir.teslamotors.com. This webcast will also be available for replay for approximately two weeks thereafter.

About Tesla Motors

Tesla’s goal is to produce a full range of electric cars, from premium sports cars to mass-market vehicles – relentlessly driving down the cost of electric vehicles. It is currently the only automaker in the United States that builds and sells highway-capable EVs in serial production. Palo Alto, California-based Tesla designs and manufactures EVs and EV powertrain components. Tesla has delivered more than 1,500 Roadsters to customers in North America, Europe and Asia. The Tesla Roadster accelerates faster than most sports cars yet produces no emissions.

Forward-Looking Statements

Certain statements in this press release, including statements relating to the progress Tesla is making with respect to the development, potential performance, attributes and launch of the Model S including its’ potential to deliver superior aerodynamics, stability and handling, crash safety, performance and range; Model S related milestones and alpha build; the ability of Tesla to produce vehicles at its future manufacturing facility in Fremont, California; the financial and other potential benefits from Tesla’s strategic relationships and recycling programs; the anticipated completion of deliverables due under the Toyota development agreement; and planned store openings are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: Tesla’s ability to execute on its plans to develop, manufacture, market and sell the planned Model S electric vehicle; Tesla’s ability to reduce and adequately control the costs associated with operating our business; the risk of delays in the design, manufacture, launch and financing of the Model S, including the build-out of its planned Model S manufacturing facility; consumers’ willingness to adopt electric vehicles and electric cars in particular; Tesla’s ability to fully draw down on its facility from the U.S. Department of Energy; risks associated with sales of the Tesla Roadster; competition in the automotive market generally and the alternative fuel vehicle market in particular; Tesla’s ability to establish, maintain and strengthen the Tesla brand; the unavailability, reduction or elimination of governmental and economic incentives for electric vehicles; Tesla’s ability to establish, maintain and strengthen its relationships with strategic partners such as Daimler, Toyota and Panasonic; Tesla’s ability to fully complete the Toyota development agreement; and Tesla’s ability to execute on its plans for new store openings. More information on potential factors that could affect the Company’s financial results is included from time to time in Tesla’s Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in its quarterly report on Form 10-Q as filed on November 12, 2010. Tesla disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation as well as the change in fair value related to Tesla’s warrant liability. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Tesla’s historical performance as well as comparisons to the operating results of other companies. In addition, Tesla believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Tesla’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

Investor Relations Contact:

Jeff Evanson

650-681-5050

ir@teslamotors.com

Press Contact:

Khobi Brooklyn

Tesla Motors

kbrooklyn@teslamotors.com

For additional information, please visit ir.teslamotors.com.

Tesla Motors, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Year Ended
	Dec 31, 2010	Sept 30, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009
Revenues
Automotive sales	$29,172	$23,350	$18,585	$97,078	$111,943
Development services	7,114	7,891	—	19,666	—

Total revenues	36,286	31,241	18,585	116,744	111,943

Cost of revenues
Automotive sales	23,401	19,457	16,804	79,982	102,408
Development services	1,564	2,488	—	6,031	—

Total cost of revenues (1)	24,965	21,945	16,804	86,013	102,408

Gross profit	11,321	9,296	1,781	30,731	9,535
Operating expenses
Research and development (1)(2)	37,617	26,698	8,143	92,996	19,282
Selling, general and administrative (1)	25,349	20,432	16,563	84,573	42,150

Total operating expenses	62,966	47,130	24,706	177,569	61,432

Loss from operations	(51,645)	(37,834)	(22,925)	(146,838)	(51,897)
Interest income	63	100	62	258	159
Interest expense	—	(298)	(25)	(992)	(2,531)
Other income (expense), net	187	3,180	(1,125)	(6,583)	(1,445)

Loss before income taxes	(51,395)	(34,852)	(24,013)	(154,155)	(55,714)
Provision for (benefit from) income taxes	(37)	83	229	173	26

Net loss	$(51,358)	$(34,935)	$(24,242)	$(154,328)	$(55,740)

Net loss per common share, basic and diluted (3)	$(0.54)	$(0.38)	$(3.43)	$(3.04)	$(7.94)

Weighted average shares used in per share calculation, basic and diluted (3)	94,240	92,271	7,066	50,718	7,022

Notes:
(1) Includes stock-based compensation expense of the following for the periods presented:

Cost of revenues	$93	$72	$7	$243	$61
Research and development	2,051	1,256	183	4,139	376
Selling, general and administrative	5,699	2,483	795	16,774	997

Total stock-based compensation expense	$7,843	$3,811	$985	$21,156	$1,434

(2)	Research and development expenses for the three months and year ended December 31, 2009 are net of development compensation of $6.1 million and $23.2 million, respectively.
(3)	On July 2, 2010, the Company completed its initial public offering (IPO), pursuant to which the Company sold 11,880,600 shares of common stock. Concurrent with the closing of the IPO, the Company issued 2,941,176 shares of common stock to Toyota Motor Corporation in a private placement.

Upon the completion of the IPO, all convertible preferred stock automatically converted into 70,226,844 shares of common stock. Additionally, 445,047 shares of common stock were issued upon the net exercise of all outstanding warrants, excluding the Department of Energy warrant, which would otherwise have expired upon the completion of the IPO.

Tesla Motors, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31,
	2010	2009
Assets
Cash and cash equivalents (1)	$99,558	$69,627
Restricted cash - current (1)	73,597	—
Accounts receivable	6,710	3,488
Inventory	45,182	23,222
Prepaid expenses and other current assets	10,839	4,222
Operating lease vehicles, net	7,963	—
Property and equipment, net (2)	114,636	23,535
Restricted cash - noncurrent	4,867	3,580
Other assets (2)	22,730	2,750

Total assets	$386,082	$130,424

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Accounts payable and accrued liabilities	$49,896	$29,618
Deferred revenue and development compensation	7,418	2,773
Reservation payments	30,755	26,048
Common stock warrant liability (4)	6,088	—
Convertible preferred stock warrant liability (3)(4)	—	1,734
Capital lease obligations	775	1,090
Long-term debt	71,828	—
Other long-term liabilities	12,274	3,459

Total liabilities	179,034	64,722
Convertible preferred stock (3)	—	319,225
Stockholders’ equity (deficit) (1)(3)	207,048	(253,523)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$386,082	$130,424

Notes:

(1)	On July 2, 2010, the Company completed its initial public offering (IPO), at which point the Company received proceeds of $184.3 million from this transaction, net of underwriting discounts and commissions and other offering costs. Concurrent with the closing of the IPO, the Company received proceeds of $50.0 million from the issuance of common stock to Toyota Motor Corporation in a private placement. As required under the Department of Energy (DoE) loan facility, $100.0 million of the net proceeds were transferred to a restricted dedicated account. As of December 31, 2010, $73.6 million remained in this dedicated account after authorized transfers into the Company’s operating cash account through December 31, 2010.
(2)	In October 2010, the Company completed its acquisition of the existing automobile production facility as well as certain manufacturing equipment and spare parts located in Fremont, California from New United Motor Manufacturing, Inc. Included in the acquisition were emission credits which are recorded in other assets.
(3)	Upon the completion of the IPO, all convertible preferred stock automatically converted into 70,226,844 shares of common stock. Additionally, 445,047 shares of common stock were issued upon the net exercise of all outstanding warrants, excluding the DoE warrant, which would otherwise have expired upon the completion of the IPO. The convertible preferred stock and convertible preferred stock warrant liability, excluding the DoE warrant, were reclassified to stockholders’ equity concurrent with the completion of the IPO.
(4)	Upon the completion of the IPO, the DoE convertible preferred stock warrant became a common stock warrant, at which point the warrant was reclassified from convertible preferred stock warrant liability to common stock warrant liability.

Tesla Motors, Inc.

Supplemental Consolidated Financial Information

(Unaudited)

(In thousands)

	Three Months Ended			Year Ended
	Dec 31, 2010	Sept 30, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009
Selected Cash Flow Information
Cash flows used in operating activities	$(34,284)	$(45,957)	$(29,007)	$(127,817)	$(80,825)
Cash flows used in investing activities	(8,550)	(154,679)	(6,199)	(180,297)	(14,244)
Cash flows provided by (used in) financing activities	45,829	249,895	(1,714)	338,045	155,419

Other Selected Financial Information
Capital expenditures related to acquisition of Fremont facility and assets	$6,500	$55,710	$—	$65,210	$—
Other capital expenditures	17,148	10,768	6,199	40,203	11,884

Total capital expenditures	$23,648	$66,478	$6,199	$105,413	$11,884

Depreciation and amortization	$2,890	$3,109	$1,935	$10,623	$6,940

	Dec 31, 2010	Sept 30, 2010	Dec 31, 2009
Cash
Cash and cash equivalents	$99,558	$96,563	$69,627
Restricted cash - current	73,597	88,130	—
Restricted cash - noncurrent	4,867	57,492	3,580

Tesla Motors, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Year Ended
	Dec 31, 2010	Sept 30, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009
Research and development expenses (GAAP)	$37,617	$26,698	$8,143	$92,996	$19,282
Stock-based compensation expense	(2,051)	(1,256)	(183)	(4,139)	(376)

Research and development expenses (Non-GAAP)	$35,566	$25,442	$7,960	$88,857	$18,906

Selling, general and administrative expenses (GAAP)	$25,349	$20,432	$16,563	$84,573	$42,150
Stock-based compensation expense	(5,699)	(2,483)	(795)	(16,774)	(997)

Selling, general and administrative expenses (Non-GAAP)	$19,650	$17,949	$15,768	$67,799	$41,153

Net loss (GAAP)	$(51,358)	$(34,935)	$(24,242)	$(154,328)	$(55,740)
Stock-based compensation expense	7,843	3,811	985	21,156	1,434
Change in fair value of warrant liabilities	(587)	(3,071)	724	5,022	1,128

Net loss (Non-GAAP)	$(44,102)	$(34,195)	$(22,533)	$(128,150)	$(53,178)

Net loss per common share, basic and diluted (GAAP)	$(0.54)	$(0.38)	$(3.43)	$(3.04)	$(7.94)
Stock-based compensation expense	0.08	0.04	0.14	0.42	0.20
Change in fair value of warrant liabilities	(0.01)	(0.03)	0.10	0.09	0.17

Net loss per common share, basic and diluted (Non-GAAP)	$(0.47)	$(0.37)	$(3.19)	$(2.53)	$(7.57)

Weighted average shares used in per share calculation, basic and diluted (GAAP and Non-GAAP)	94,240	92,271	7,066	50,718	7,022

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation as well as the change in fair value related to Tesla’s warrant liability. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Tesla’s historical performance as well as comparisons to the operating results of other companies. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Tesla’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided above.